Exhibit 10.4

OPEN-ENDED EMPLOYMENT CONTRACT

Between the undersigned

Cardio3 BioSciences SA

Whose head office is located at Axisparc Business Center, 12 Rue Edouard Belin, 1435 Mont-Saint-Guibert, represented by Christian HOMSY, Chief Executive Officer, hereinafter “the Employer” and

Mr. George Rawadi, residing at 151 Rue du Temple, 75003 Paris, France, hereinafter “the Employee”,

The following has been agreed:

Article 1: Date of Employment and Responsibilities

This contract has been concluded for an open-ended period and shall enter into force at the latest on July 4, on the understanding that the Employee undertakes to do his utmost to join Cardio3 BioSciences as of May 5, 2014.

The Employee has been recruited as Vice President Business Development and a member of the Executive Management Team, and shall report to the Chief Executive Officer, Christian Homsy,

The Employer reserves the right to modify the Employee’s responsibilities, providing this is in line with his skills and expertise. Application of this article shall take into account the economic interests of the Employer and the personal interests of the Employee. Any change to the Employee’s responsibilities shall not constitute a unilateral modification of his working conditions.

Article 2: Basic salary

The Employee’s salary shall comprise a fixed component and a variable component. The fixed component shall comprise an annual gross salary of 130,000€, spread over 13.92 months, which equates to a monthly gross salary of 9,340€.

The variable component relates to the Incentive Plan established by the company, which accounts for up to 50% of the annual gross salary. The variable component shall be determined at the end of each calendar year and prorated at the end of the first calendar year based on the number of months spent at the company. It shall take into account the Employee’s achievement of the targets defined jointly in advance with his manager, as well as the operational and economic performance of the company.

The number of monthly salaries disbursed and the “supplementary” salaries, such as the thirteenth month salary and the holiday bonus, shall be determined in accordance with the conditions laid down by Joint Commission 207.

Article 3: Review

The Employee’s performance shall be reviewed each year, with the first review taking place at the earliest on January 1 of the year following the year in which the Employee was recruited.

Article 4: Meal vouchers and other perks

The Employee shall receive meal vouchers within the limits of and in accordance with the relevant statutory provisions. The “gross” value of the meal vouchers, prior to deduction of the statutory amounts, is 7€ per voucher per day worked.

The Employee shall also be entitled to monthly hospitality expenses amounting to 300€.

The Employee shall receive a company car in accordance with the Company’s Car Policy. The vehicle shall be supplied by the Employer, along with a fuel card, maintenance, insurance and any related taxes. The car must have a diesel engine. The Employer shall deduct from the Employee’s salary the statutory taxes and levies applicable to this type of perk. The Employer also reserves the right to withdraw entitlement to a company car in the event that the Employee is unable to demonstrate that the vehicle is mainly used for work purposes and that he has shown conscientiousness in keeping the vehicle in a good state of repair.

Article 5: Insurance Plan

As of the date on which the Employee commences his duties, he shall be covered for hospital and outpatient care with the company DKV. The Employee shall also be covered, as of the date on which he commences his duties, by a non-statutory “Group Insurance Policy” (life insurance, sickness/invalidity insurance, pension fund) held by the company.

Article 6: Stock Option Plan

When the Company issues stock options, the Employee may receive stock options in accordance with the distribution plan adopted by the Company’s Compensation Committee. The Employee shall not, however, be guaranteed any stock options, which shall be distributed at the sole discretion of the Compensation Committee.

Article 7: Place of Work

The usual place of work shall be: Axisparc Business Center, 12 Rue Edouard Belin, Mont-Saint-Guibert (1435). The Employer and the Employee have agreed that the Employee may perform his duties at his home in Paris for 20% of his working time during the first year of employment. Telecommuting shall be performed with due respect for the smooth operation of the company and the timetable of meetings and shall be reviewed at the end of the first calendar year.

The Employer reserves the right to change its usual place of work for legitimate operational reasons.

The Employee agrees to travel to various regions and countries if this proves necessary for the purpose of the Company’s affairs or performance of his duties.

Article 8: Annual vacation

The Employee shall be entitled to the number of statutory days of vacation established under the relevant Belgian law and as laid down by Joint Committee 207, based on the number of working hours, as defined in article 8a, i.e., 32 days in total at the end of the first full year of work.

Insofar as possible and providing the remaining vacation entitlement so allows, the Employee shall be required to take at least 10 days’ vacation between July 1 and August 31. The dates of the Employee’s annual vacation shall be decided by mutual agreement with the Employer. The Employee shall also be entitled to the statutory public holidays in Belgium. The vacation time shall be decided at least two weeks in advance and shall be subject to the agreement of the Managing Director or any other authorized representative in the event of the latter’s absence.

Article 8a: Working time

The Employee’s working time shall be 40 hours per week. It is expected that the Employee shall start work between 8:30 and 9:00 a.m. and finish between 5:30 and 6:00 p.m., depending on the company’s work schedule.

Article 9: Exclusivity

The Employee acknowledges and agrees that the nature of the Company’s activities, his duties and responsibilities, as well as his salary, imply that he shall devote all of his working time and abilities to the affairs of the Company.

The Employee shall require the prior consent of the Company before undertaking any other professional activity. The Company may refuse to give its consent without justification. It may also attach certain conditions to its consent.

The Company’s consent shall be required for any professional activity, remunerated or otherwise:

1.	which the Employee performs directly as a self-employed worker or as an employee or representative of another company; or

2.	which is performed by another company under the direction of the Employee.

Article 10: Confidential Information

During performance of this contract, the Employee must refrain from:

•	disclosing any Confidential Information to any person;

•	using any Confidential Information for his own benefit (with or without the prospect of financial gain) or for the benefit of any other person (with or without the prospect of financial gain).

Subsequent to the end of this contract, the Employee shall:

•	refrain from disclosing Confidential Information to any person;

•	refrain from using Confidential Information for his own benefit (with or without the prospect of financial gain) or for the benefit of any other person (with or without the prospect of financial gain);

•	of his own volition, or at the latest when first requested by the Company, return to the Company all Confidential Information, whatever the medium used to retain or store this Confidential Information;

•	notify his new employer or his new clients of his obligations under this article.

Should the Employee infringe any of these provisions, the Company or the Group may claim damages from the Employee. These damages shall be set at a fixed sum of 25,000 EUR per infringement, without prejudice to the Company obtaining compensation for the damage actually incurred.

The Employee’s attention is also drawn to the fact that the infringement of trade secrets is punishable by a prison sentence of between three months and three years pursuant to article 309 of the Penal Code.

In light of the nature of its activities and the crucial nature of the Confidential Information disseminated within the Company, the latter shall make every effort to ensure enforcement of its rights and ensure that the Employee is penalized if he were found to be in breach of this article.

Article 11: Intellectual property

§1. All intellectual property rights and other rights, such as rights over know how (hereinafter referred to collectively as “Intellectual Property Rights”), the results of research and development, documentation, databases, reports, analyses, technologies, trade secrets, methods, processes, discoveries, improvements and any other work, created, designed, developed or produced wholly or partially by the Employee, either alone or in conjunction with others, whether or not the Company’s installations, equipment or appliances were used, during the term, or during execution of the employment contract, or upon instructions from the Company, or which relate to or may, in any way, relate to areas of activity that constitute or could become an activity of the Company, or which are or could be the focus of any research conducted by the Company (hereinafter referred to collectively as “Work”), shall remain the exclusive property of the Company as soon they come into being or upon signature of this contract in the case of rights accruing prior to signature of this contract and which are covered by this article.

§2. The medium or media on which Work is contained, as well as all the documents that have been exchanged by the Company and the Employee, shall also be the exclusive property of the Company.

§3. The Employee agrees to disclose in full to the Company, at its earliest request, the existence of any Work that he has, either alone or in conjunction with others, created, produced or developed. The Employee agrees to disclose immediately and in full, subsequent to its creation, performance or production, all information and know-how relating to the Work. The Employee also agrees to communicate and provide all documentation relating to the Work.

§4. The Employee agrees to refrain from any act that would constitute an infringement of the Company’s rights. The Employee agrees not to request or claim (himself or through a third party) the granting of a patent or any other intellectual property right relating to the Work, unless he has first received the express written consent of the Company.

§5. The Employee agrees that, upon signature of the employment contract, the Company shall act as the sole representative of the Employee with regard to the exercise of his moral rights over the Work, such as the right of disclosure or authorship rights in relation to the Work. The Employee acknowledges that the Company (and/or its partners and clients) shall alone determine whether, when and how the Work will be exploited, it being understood that the non-exploited Work shall also remain the exclusive property of the Company. The Employee waives the right, with regard to the Company (and/or its partners and clients), to exercise his moral rights with regard to the integrity of the Works and shall thus not oppose any adaptation or modification of the Work providing this does not undermine his honor or reputation. The Employee shall authorize the Company (and/or its partners and clients) to exploit the Work without mentioning the name of the Employee and to affix to it a distinctive label of its choosing.

Article 12: Non-competition clause

After leaving the company, the Employee shall refrain from performing similar activities, either through his own company, or by working for a competitor, insofar as this could damage his former company if he uses, for his own benefit or for the benefit of a competitor, the knowledge specific to the company and which he acquired while working there.

This non-competition clause shall apply for 12 months as of the day on which the employment relationship was terminated. This clause shall apply in all countries where the trademarks of Cardio3 BioSciences, i.e., C-Cure and C-Cath or any other trademark owned by the Company on the date on which the Employee left the company, have been registered. This clause shall apply upon termination of all contracts, except in cases where the contract was terminated due to serious misconduct on the part of the Employer.

The Company may waive its right to apply this clause within fifteen days of termination of the Employee’s employment contract. If the Company does not waive this right, it shall pay the Employee compensation equal to fifty per cent (50%) of the worker’s gross salary for the duration of effective application of this clause.

If the Employee fails to comply with this clause, he shall repay the aforementioned fixed rate of compensation and shall also pay the Company the same amount again in compensation, without prejudice to the Company claiming greater damages, subject to its proving the extent of those damages.

Article 13: Commissions and gifts

The Employee shall not accept, directly or indirectly, any commission, gifts, reduction or gratuity, in cash or in kind, from any person that is or could be in a business relationship with the Company or any of the Group’s other companies, without the prior express consent of the Company.

Article 14: Serious misconduct

The Company may terminate this contract with immediate effect, without notice and without severance pay if the Employee is found guilty of serious misconduct, i.e., of any behavior that makes it immediately and permanently impossible for the parties to pursue their professional relationship.

The following shall constitute examples of serious misconduct, which could give rise to the immediate termination of the employment contract should the Company so choose:

1.	any breach by the Employee of his general obligations, as established in this contract;

2.	any breach of the confidentiality obligation established in article 13 of this contract;

3.	any breach of the obligation not to accept gifts or gratuities, as established in this contract;

4.	any act of fraud or falsification of documents;

5.	any misuse of the Company’s credit card or the Company’s funds;

6.	any criminal infractions that could permanently undermine the trust between the parties or that could damage the Company’s reputation or public image;

7.	any unjustified absence of three consecutive days;

8.	any public announcement that could damage the reputation or public image of the Company or any of the Group’s companies;

9.	any infringement of third party intellectual property rights by the Employee;

10.	any violent behavior, psychological or sexual harassment at the workplace.

This list is not exhaustive.

Article 15: Contract termination clause

If this contract is terminated before the end of the first anniversary (as of the date of signature), the Employee shall receive three months’ severance pay. This severance pay shall be increased to 4, 5 and 6 months respectively after completion of the 1st, 2nd and 3rd complete years of service.

Should the statutory severance pay be higher than the severance pay foreseen in the first paragraph, the statutory severance pay shall be paid in lieu of this contractual severance pay. Under no circumstances shall the contractual severance pay be added to the statutory severance pay.

When this contract ends, for whatever reason, the Employee shall immediately:

•	return to the Company all the business cards given to him by the Company or by any of the Group’s other companies;

•	return to the Company, without retaining a copy thereof, all the documents in his possession relating to the Company or any other of the Group’s companies, the keys to the Company’s premises, the company car and any property, materials and equipment in his possession which belong to the Company or to any of the Group’s other companies.

Any arrangement or agreement between the parties relating to the termination of this contract shall be regarded as Confidential Information and shall be subject to the confidentiality provisions of this contract.

Article 16: Unfair competition

Without prejudice to his obligations under article 10 of this contract, the Employee acknowledges that he may not partake in, or be a party to, any act of unfair competition against the Company. The following are instances of unfair competition (non-exhaustive list):

(1)	using Confidential Information for his own interests or the interests of any other business;

(2)	using the Company’s name or logo or the name or logo of any other of the Group’s companies for his own interests or the interests of any other business;

(3)	any act that would create confusion in the minds of clients or partners of the Company with regard to the Company or the business activities in which the Employee is involved;

(4)	any attempt to encourage an employee of the Company or of another of the Group’s companies to leave the Company or to leave another of the Group’s companies.

Should the Employee engage in unfair competition, the Company may claim damages as compensation for the loss or damage that it has incurred or could incur.

Article 17: Work Regulations

The Employee agrees to read and comply with the work regulations as soon as he commences his duties within the company.

Article 18: Applicable legislation

This employment contract shall be governed by, and shall enter into force in accordance with Belgian legislation. Any dispute arising from this contract that cannot be settled out of court shall be the exclusive competence of the Courts of Belgium.

Article 19: Miscellaneous

This contract shall constitute the full agreement between the Employee and the Company and shall supersede any previous contract or earlier correspondence having the same purpose.

Done in duplicate in Mont-Saint-Guibert on April 2, 2014.

Each of the parties acknowledges that it has received an original copy of the contract.

The Employer	The Employee
Cardio3 BioSciences SA Christian Homsy
Chief Executive Officer